MOORE & ASSOCIATES, CHARTERED
               ACCOUNTANTS AND ADVISORS
                       PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of International Silver, Inc, of our report dated October 5, 2007 on our audit of the financial statements of International Silver, Inc for the eight months ended August 31, 2007 and the years ended December 31, 2006 and 2005, and the related statements of operations, stockholders’ equity and cash flows for the eight months ended August 31, 2007 and the years ended December 31, 2006 and 2005, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 29, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501